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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Essex Property Trust, Inc.:

We consent to incorporation by reference in the registration statement and prospectus dated December 4, 1998 on Form S-3 of Essex Property Trust, Inc. of our report dated January 30, 1998, relating to the consolidated balance sheets of Essex Property Trust, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows of Essex Property Trust, Inc. for the years ended December 31, 1997, 1996 and 1995 and related financial statement schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Essex Property Trust, Inc.

We also consent to incorporation by reference in the aforementioned registration statement and prospectus of our report dated March 31, 1998, relating to the Combined Statement of Revenues and Certain Expenses of Wimbledon Woods and Bunker Hill Towers for the year ended December 31, 1997, which report appears in Form 8-K dated May 14, 1998, as amended by Form 8-K/A dated June 24, 1998. Such Combined Statement of Revenues and Certain Expenses of Wimbledon Woods and Bunker Hill Towers was prepared to comply with the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and excludes certain expenses that would not be comparable to those resulting from the proposed future operations of the properties. It is not intended to be a complete presentation of the operations of the properties.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.



San Francisco, California
December 4, 1998